[KPMG LOGO]	EXHIBIT 23(a)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Comtech Telecommunications Corp.:

We consent to the use of our report dated September 21, 2004 with respect to the consolidated balance sheets of Comtech Telecommunications Corp. and subsidiaries as of July 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2004 and the related consolidated financial statement schedule, which report appears in the Company’s July 31, 2004 Annual Report on Form 10-K and is incorporated by reference herein, and to the reference to our firm under the heading “Experts” in this registration statement.

/s/ KPMG LLP
——————
KPMG LLP

Melville, New York January 19, 2005